Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 11, 2020, relating to the consolidated balance sheet of Diamond Eagle Acquisition Corp. as of December 31, 2019, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period from March 27, 2019 (inception) through December 31, 2019, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
April 14, 2020